Exhibit 99.2

EnerPath Acquisition

On March 24, 2015 (the “Closing Date”), Lime Energy Co. (the “Company”) entered into and consummated the transactions contemplated by an Agreement and Plan of Merger (the “Merger Agreement”) by and among EIHC MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), EnerPath International Holding Company, a Delaware corporation (“EnerPath”), Janina Guthrie, as the Stockholder Representative, and all of the stockholders of EnerPath (the “Stockholders”) (the transactions contemplated by the Merger Agreement, collectively, the “EnerPath Acquisition”) pursuant to which Merger Sub merged with and into EnerPath with EnerPath being the surviving corporation of the merger. EnerPath is a California-based provider of software solutions and program administration for utility energy efficiency programs.

The consideration paid in connection with the EnerPath Acquisition was approximately $11.0 million in cash which was financed through the issuance of a subordinated convertible note payable to Bison Capital Partners IV, L.P.  (the “Note”).

The unaudited pro forma condensed consolidated combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if the EnerPath Acquisition had occurred on January 1, 2014.

The unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or result of operations that would have actually been reported had the acquisition occurred as of the dates indicated, nor is it necessarily indicative of future consolidated financial position or results of operations.  The unaudited pro forma condensed consolidated combined financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations or the costs necessary to achieve these cost savings, or synergies, and such differences may be material.

The unaudited pro forma condensed consolidated combined financial information was prepared using the acquisition method of accounting and was based on the audited consolidated financial statements of the Company and EnerPath as of and for the year ended December 31, 2014.  The preliminary estimates of the fair values of the assets acquired and liabilities assumed and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the assets acquired and liabilities assumed, and the related tax balances.  Such changes could result in material variances between the Company’s future financial results and the amounts presented in the unaudited pro forma information, including variances in the estimated purchase price, fair values recorded and expenses associated with these items.

The unaudited pro forma condensed consolidated combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and with EnerPath’s historical consolidated financial statements and notes thereto included in the Company’s Current Report on Form 8-K/A to which this document is filed as an exhibit.  The acquisition of EnerPath and a preliminary purchase price allocation are reflected in the Balance Sheet in the Form 10-Q as of March 31, 2015.

Lime Energy Co.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

Year ended December 31, 2014

($ in thousands, except share data)

	Historical Lime Energy Co.	Historical EnerPath International Holding Company	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined

Revenue	$58,816	$40,625	$—		$99,441

Cost of sales	41,162	33,450	(7,416)	D	67,196

Gross Profit	17,654	7,175	7,416		32,245

Selling, general and administrative expense	20,195	6,759	7,416	D	34,370
Amortization of intangibles	—	—	1,306	A	1,306

Operating (loss) income	(2,541)	416	(1,306)		(3,431)

Other Income (Expense)
Interest income	100	58	—		158
Interest expense	(189)	(235)	(1,524)	B, C	(1,948)

Total other expense	(89)	(177)	(1,524)		(1,790)

(Loss) income from continuing operations before income taxes	(2,630)	239	(2,830)		(5,221)

Provision for income taxes	—	133	(133)	E	—

(Loss) income from continuing operations	(2,630)	106	(2,697)		(5,221)

Discontinued Operations:
Income from operation of discontinued business	7	—	—		7

Net (loss) income	$(2,623)	$106	$(2,830)		$(5,347)

Preferred dividend	(2,979)	—	—		(2,979)

Net (loss) income available to common stockholders	$(5,602)	$(27)	$(2,697)		$(8,326)

Basic and diluted loss per common share from
Continuing operations	$(1.44)	$(0.01)	$(0.69)		$(2.14)

Discontinued operations	—	—	—		—

Basic and Diluted Loss Per Common Share	$(1.44)	$(0.01)	$(0.69)		$(2.14)

Weighted Average Common Shares Outstanding	3,884,826	—	—		3,884,826

Lime Energy Co.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

Three months ended March 31, 2015

($ in thousands, except share data)

	Historical Lime Energy Co. Three months ended March 31, 2015	Historical EnerPath International Holding Company January 1, 2015 to March 23, 2015	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined

Revenue	$18,299	$10,412	$—		$28,711

Cost of sales	12,800	8,731	(1,750)	D	19,781

Gross Profit	5,499	1,681	1,750		8,930

Selling, general and administrative expense	5,806	1,451	1,750	D	9,007
Acquisition costs	694	—	(694)	G	—
Amortization of intangibles	31	—	295	A	326

Operating (loss) income	(1,032)	230	399		(403)

Other Income (Expense)
Interest income	35	—	—		35
Interest expense	(60)	(52)	(342)	B, C, F	(454)
Extinguishment of debt	(1,420)	—	—		(1,420)
Loss from change in derivative liability	(805)	—	—		(805)

Total other expense	(2,250)	(52)	(342)		(2,644)

(Loss) income from continuing operations before income taxes	(3,282)	178	57		(3,047)

Income tax benefit	1,246	—	—		1,246

(Loss) income from continuing operations	(2,036)	178	57		(1,801)

Discontinued Operations:
Loss from operation of discontinued business	(63)	—	—		(63)

Net (loss) income	$(2,099)	$178	$57		$(1,864)

Preferred dividend	(308)	—	—		(308)

Net (loss) income available to common stockholders	$(2,407)	$178	$57		$(2,172)

Basic and diluted loss per common share from
Continuing operations	$(0.24)	$0.02	$0.01		$(0.22)

Discontinued operations	(0.01)	—	—		(0.01)

Basic and Diluted Loss Per Common Share	$(0.25)	$0.02	$0.01		$(0.23)

Weighted Average Common Shares Outstanding	9,502,906	—	—		9,502,906

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(amounts in thousands, except share data)

1.              Description of Transaction

On March 24, 2015 (the “Closing Date”), Lime Energy Co. (the “Company”) entered into and consummated the transactions contemplated by an Agreement and Plan of Merger (the “Merger Agreement”) by and among EIHC MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), EnerPath International Holding Company, a Delaware corporation (“EnerPath”), Janina Guthrie, as the Stockholder Representative, and all of the stockholders of EnerPath (the “Stockholders”) (the transactions contemplated by the Merger Agreement, collectively, the “EnerPath Acquisition”) pursuant to which Merger Sub merged with and into EnerPath with EnerPath being the surviving corporation of the merger. EnerPath is a California-based provider of software solutions and program administration for utility energy efficiency programs.

The consideration paid in connection with the EnerPath Acquisition was approximately $11.0 million in cash which was financed through the issuance of a subordinated convertible note payable to Bison Capital Partners IV, L.P.  (the “Note”).

2.              Basis of Presentation

The unaudited pro forma condensed consolidated combined financial information was prepared using the acquisition method of accounting and was based on the audited financial statement of the Company and EnerPath as of and for the year ended December 31, 2014.  Certain reclassifications were made to the overall presentation of the historical EnerPath consolidated financial statements to conform to the Company’s presentation.  The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if the EnerPath acquisition had occurred on January 1, 2014.

The unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations.  The unaudited pro forma condensed consolidated combined financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations or the costs necessary to achieve these cost savings, or synergies, and such differences may be material.

The estimated fair values of the assets acquired and liabilities assumed, and the related tax balances, are based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the assets acquired and liabilities assumed, and the related tax balances.  Such changes could result in material variances between the Company’s future financial results and the amounts presented in the unaudited pro forma information, including variances in the estimated purchase price, fair values recorded and expenses associated with these items.

The unaudited pro forma condensed consolidated combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and with EnerPath’s historical consolidated financial statements and notes thereto included in the Company’s Current Report on Form 8-K/A to which this document is filed as an exhibit.  The acquisition of EnerPath and a preliminary purchase price allocation are reflected in the Balance Sheet in the Form 10-Q as of March 31, 2015.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred.  The unaudited pro forma condensed consolidated combined statements of operations do not include EnerPath acquisition-related transaction costs.

3.              Assets Acquired and Liabilities Assumed

A summary of the total purchase price consideration to be allocated by Lime in the acquisition of EnerPath is provided below (in thousands).

Total purchase price consideration to be allocated $11,000

The preliminary estimated assets acquired and liabilities assumed by Lime in the acquisition of EnerPath, reconciled to the consideration transferred, are provided below and are presented at the date of closing of the acquisition (in thousands).

Current assets	$9,107
Property and equipment	153
Other assets	41
Intangible assets - finite life	5,595
Goodwill	1,987
Total assets acquired	16,883
Current Liabilities assumed	(4,637)
Deferred income tax liability	(1,246)
Total purchase price consideration to be allocated	$11,000

4.              Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction and Note 2 Basis of Presentation.

Adjustments under the heading “Pro Forma Adjustments” represent the following:

A.            To record the preliminary estimated amortization expense of the intangible assets acquired from EnerPath.  The preliminary assessment of the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Fair Value	Average Amortization Period	Estimated Annual Amortization Exense
Trade name	$825	3 years	$275
Enerworks System Software	3,265	4 years	816
Customer relationships	1,505	Cash flow/7 years	215
	$5,595		$1,306

B.            To record amortization of the Note discount over the life of the Note. That discount is to be amortized to interest expense over the term of the Note using the effective interest method.

C.            To record interest on the convertible Note issued in connection with the EnerPath acquisition at a rate of 10.0%.

D.            To adjust EnerPath’s classifications to align with the Company’s presentation.  This includes the reclassification of EnerPath sales and program management labor from Cost of sales to Selling, general and administrative expense.

E.             To eliminate EnerPath’s provision for income tax as of the date of the acquisition as the Company has sufficient net operating losses to cover EnerPath’s provision for federal income taxes.

F.              To eliminate interest on historical EnerPath debt.

G.            To eliminate costs incurred related to the acquisition of EnerPath that were incurred during the three months ended March 31, 2015 as these costs are non-recurring.